Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-240-7971

Graphic Packaging Holding Company Reports Strong Fourth Quarter and Full Year 2015 Results
Highlights

•	Q4 Adjusted EBITDA increased to $180.7 million versus $171.8 million in the prior year period

•	Q4 Adjusted EBITDA Margin increased to 17.6% from 17.2%

•	Full-year Adjusted EBITDA increased to $751.2 million versus $710.8 million in the prior year

•	Full-year Adjusted EBITDA Margin increased to 18.1% from 16.8%

•	Full-year Adjusted Earnings per Diluted Share increased to $0.75 versus $0.72 in the prior year

•	Returned $112 million to shareholders in 2015 and $36 million subsequent to year-end through dividends and share repurchases

ATLANTA, GA, February 9, 2016. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage and consumer product companies, today reported Net Income for fourth quarter 2015 of $57.2 million, or $0.17 per share, based upon 329.6 million weighted average diluted shares. This compares to fourth quarter 2014 Net Income of $41.5 million, or $0.13 per share, based on 331.0 million weighted average diluted shares.
Including the tax impact, fourth quarter 2015 Net Income was negatively impacted by $5.8 million of special charges (primarily Charges Associated with Business Combinations). When adjusting for these charges, Adjusted Net Income for the fourth quarter of 2015 was $63.0 million, or $0.19 per diluted share. This compares to fourth quarter 2014

Adjusted Net Income of $70.1 million or $0.21 per diluted share. The decline versus the prior year was driven by non-recurring tax benefits in Q4 2014.
For the full year 2015, Net Income was $230.1 million, or $0.70 per share, based on 330.7 million weighted average diluted shares. This compares to 2014 Net Income of $89.7 million, or $0.27 per share, based on 330.5 million weighted average diluted shares. Including the tax impact, full year 2015 Net Income was negatively impacted by $16.9 million of special charges (primarily Charges Associated with Business Combinations). When adjusting for these charges, 2015 Adjusted Net Income was $247.0 million, or $0.75 per diluted share, compared to full year 2014 Adjusted Net Income of $238.1 million, or $0.72 per diluted share.
“We delivered a very strong quarter in the face of difficult markets and foreign exchange headwinds,” said President and CEO Michael Doss. “Sales increased 2.4% and we continue to gain share in many of our markets. Strong performance drove Adjusted EBITDA Margin higher by 40 basis points to 17.6%. We continued to execute on our operating improvement programs across the organization, achieving $74 million of performance improvements in 2015.”
Mr. Doss continued, “We’ve been very busy since the end of the third quarter with the announcement of four strategic tuck-under acquisitions. Investing in high return projects and strategic acquisitions remains a core part of our profitable growth strategy. Two of the acquisitions, Virginia-based Carded Graphics and Minnesota-based Walter G. Anderson, bring state-of-the-art assets and enhance our leadership position in key North American food, beverage and consumer product markets. I am also excited about our international expansions in Mexico and Australia/New Zealand. The G-Box acquisition, completed in early January, adds two strategically located folding carton plants which strengthen our footprint in the growing Mexican food and beverage markets. While Graphic Packaging has been operating successfully in Australia for over two decades, the acquisition of market-leader Colorpak, and its three folding carton manufacturing facilities, allows us to expand in the Australia and New Zealand food, beverage and consumer product markets.”
“Graphic Packaging’s financial performance and balance sheet have strengthened considerably over the past several years. We are now returning cash to stockholders while maintaining financial flexibility to invest for future profitable growth. During 2015, the Company declared $65 million of dividends and repurchased $63 million of our stock, including $40 million in the fourth quarter. To date in 2016, we have purchased an additional $20 million of stock, increasing share repurchases to $83 million since announcing the $250 million program in February of 2015.”

Operating Results
Net Sales
Net Sales increased 2.4% to $1,024.9 million in the fourth quarter of 2015, compared to $1,001.1 million in the prior year period. The $23.8 million increase was driven by $50.4 million of improved volume/mix, related to acquisitions. The sales increase was partially offset by $21.2 million of unfavorable foreign exchange rates and $5.4 million of lower pricing.
Full year 2015 Net Sales decreased 1.9% to $4,160.2 million compared to $4,240.5 million in 2014. The decrease was driven by $221.6 million of lower sales due to business divestitures, $109.0 million from unfavorable foreign exchange rates and $15.6 million of lower pricing. The sales decrease was partially offset by $265.9 million of improved volume/mix, related to acquisitions.
Attached is supplemental data showing Net Tons Sold, Net Sales and Income (Loss) from Operations for each quarter of 2015 and 2014.
EBITDA
EBITDA for fourth quarter 2015 was $172.7 million, or $27.2 million higher than the fourth quarter of 2014. After adjusting both periods for special charges, Adjusted EBITDA increased 5.2% to $180.7 million in the fourth quarter of 2015 from $171.8 million in the fourth quarter of 2014. When comparing against the prior year quarter, Adjusted EBITDA in the fourth quarter of 2015 was positively impacted by $13.8 million of improved net operating performance, $5.0 million in commodity deflation, net of pricing and $2.5 million of favorable volume/mix. These benefits were partially offset by $7.7 million of unfavorable foreign exchange rates and $4.7 million of other inflation (primarily labor and benefits).
Full year 2015 EBITDA increased 46.4% to $728.0 million from $497.3 million in 2014. After adjusting both periods for special charges, Adjusted EBITDA increased 5.7% to $751.2 million in 2015 from $710.8 million in 2014. When comparing against 2014, Adjusted EBITDA in 2015 was positively impacted by $73.7 million of improved net operating performance, $28.9 million of favorable volume/mix and $3.6 million of commodity deflation, net of pricing. These benefits were partially offset by $28.2 million of unfavorable foreign exchange rates, $28.2 million of other inflation (primarily labor and benefits) and $9.4 million from divested businesses.
Other Results
Total Net Debt declined $78.4 million during the fourth quarter of 2015 to $1,834.3 million. The Company's year-end 2015 Net Leverage Ratio declined to 2.44 times Adjusted EBITDA from 2.66 times Adjusted EBITDA at the end of 2014. At December 31, 2015, the Company had available domestic liquidity of $1,080.1 million, including the undrawn availability under its $1.25 billion U.S. revolving credit facility.
Net Interest Expense was $16.6 million in the fourth quarter of 2015 compared to $18.7 million in the fourth quarter of 2014. Full year 2015 Net Interest Expense was $67.8 million compared to $80.7 million in 2014. The decrease was due to lower debt balances and lower overall interest rates.
Capital expenditures for the fourth quarter of 2015 were $62.4 million compared to $50.0 million in the fourth quarter of 2014. For full year 2015, capital expenditures were $244.1 million compared to $201.4 million in 2014. These increases are primarily the result of investments made in the Company’s paperboard mills, including the previously announced Cogen investment at the West Monroe, LA mill.
Fourth quarter 2015 Income Tax Expense was $28.1 million compared to $14.5 million in the fourth quarter of 2014. For the full year 2015, Income Tax Expense was $130.4 million compared to $45.4 million in 2014. The increase was primarily due to higher pretax earnings in 2015 as compared to 2014, as well as certain non-recurring tax benefits recorded during 2014, including the benefit of a multi-year Research Tax Credit study. As of December 31, 2015, the Company had approximately $470 million of NOLs for U.S. federal income tax purposes, which may be used to offset future taxable income.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Total Net Debt and Net Leverage Ratio is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (February 9, 2016) to discuss the results of fourth quarter and full year 2015. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID #19264813). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 855-859-2056.
Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, assessments regarding the use of the Company's NOLs are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Atlanta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and consumer product companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft and coated-recycled boxboard. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2015	2014	2015	2014
Net Sales	$1,024.9	$1,001.1	$4,160.2	$4,240.5
Cost of Sales	825.3	816.4	3,371.1	3,453.3
Selling, General and Administrative	89.9	86.5	347.7	365.5
Other Expense (Income), Net	0.2	(2.4)	(7.7)	(3.7)
Restructuring and Other Special Charges	7.9	11.9	22.0	197.6
Income from Operations	101.6	88.7	427.1	227.8
Interest Expense, Net	(16.6)	(18.7)	(67.8)	(80.7)
Loss on Modification or Extinguishment of Debt	—	(14.4)	—	(14.4)
Income before Income Taxes and Equity Income of Unconsolidated Entities	85.0	55.6	359.3	132.7
Income Tax Expense	(28.1)	(14.5)	(130.4)	(45.4)
Income before Equity Income of Unconsolidated Entities	56.9	41.1	228.9	87.3
Equity Income of Unconsolidated Entities	0.3	0.4	1.2	1.7
Net Income	57.2	41.5	230.1	89.0
Net Loss Attributable to Noncontrolling Interests	—	—	—	0.7
Net Income Attributable to Graphic Packaging Holding Company	$57.2	$41.5	$230.1	$89.7

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic and Diluted	$0.17	$0.13	$0.70	$0.27

Weighted Average Number of Shares Outstanding - Basic	328.3	329.0	329.5	328.6
Weighted Average Number of Shares Outstanding - Diluted	329.6	331.0	330.7	330.5

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	December 31, 2015	December 31, 2014

ASSETS

Current Assets:
Cash and Cash Equivalents	$54.9	$81.6
Receivables, Net	423.9	413.6
Inventories, Net	557.1	521.8
Other Current Assets	30.9	32.0
Total Current Assets	1,066.8	1,049.0
Property, Plant and Equipment, Net	1,586.4	1,546.8
Goodwill	1,167.8	1,118.1
Intangible Assets, Net	386.7	385.6
Other Assets	48.4	38.1
Total Assets	$4,256.1	$4,137.6

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$36.6	$32.2
Accounts Payable	457.9	424.9
Other Accrued Liabilities	237.7	219.6
Total Current Liabilities	732.2	676.7
Long-Term Debt	1,838.9	1,925.5
Deferred Income Tax Liabilities	266.7	132.2
Other Noncurrent Liabilities	316.6	390.9

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 324,688,717 and 327,044,500 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	3.2	3.3
Capital in Excess of Par Value	1,771.0	1,796.5
Accumulated Deficit	(326.8)	(452.9)
Accumulated Other Comprehensive Loss	(345.7)	(334.6)
Total Shareholders' Equity	1,101.7	1,012.3
Total Liabilities and Shareholders' Equity	$4,256.1	$4,137.6

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	December 31,
In millions	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$230.1	$89.0
Non-cash Items Included in Net Income:
Depreciation and Amortization	280.5	270.0
Deferred Income Taxes	110.0	33.1
Amount of Postretirement Expense Less Than Funding	(39.4)	(46.3)
Loss on the Sale of Assets	1.9	173.6
Other, Net	25.1	47.4
Changes in Operating Assets and Liabilities	(19.0)	(40.2)
Net Cash Provided by Operating Activities	589.2	526.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(244.1)	(201.4)
Proceeds from Government Grant	—	26.9
Acquisition of Businesses, Net of Cash Acquired	(163.2)	(173.8)
Proceeds Received from the Sale of Assets, Net of Selling Costs	—	170.8
Other, Net	7.5	(5.7)
Net Cash Used in Investing Activities	(399.8)	(183.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	(63.0)	—
Proceeds from Issuance or Modification of Debt	—	250.0
Retirement of Long-Term Debt	—	(247.7)
Payments on Debt	(25.0)	(214.6)
Borrowings under Revolving Credit Facilities	903.0	1,957.9
Payments on Revolving Credit Facilities	(953.8)	(2,012.2)
Redemption and Debt Issuance Costs	—	(16.8)
Repurchase of Common Stock related to Share-Based Payments	(21.5)	(14.7)
Dividends Paid	(49.3)	—
Other, Net	(1.3)	(10.7)
Net Cash Used in Financing Activities	(210.9)	(308.8)
Effect of Exchange Rate Changes on Cash	(5.2)	(5.2)
Net (Decrease) Increase in Cash and Cash Equivalents	(26.7)	29.4
Cash and Cash Equivalents at Beginning of Period	81.6	52.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$54.9	$81.6

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges associated with: the Company's business combinations, sale or shutdown of assets, other special charges and the modification or extinguishment of debt. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2015	2014	2015	2014
Net Income Attributable to Graphic Packaging Holding Company	$57.2	$41.5	$230.1	$89.7
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	—	—	—	(0.7)
Income Tax Expense	28.1	14.5	130.4	45.4
Equity Income of Unconsolidated Entities	(0.3)	(0.4)	(1.2)	(1.7)
Interest Expense, Net	16.6	18.7	67.8	80.7
Depreciation and Amortization	71.1	71.2	300.9	283.9
EBITDA	172.7	145.5	728.0	497.3
Loss on Sale of Assets	0.2	7.4	1.9	180.1
Charges Associated with Business Combinations and Other Special Charges	7.8	4.5	21.3	19.0
Loss on Modification or Extinguishment of Debt	—	14.4	—	14.4
Adjusted EBITDA	$180.7	$171.8	$751.2	$710.8

Net Income Attributable to Graphic Packaging Holding Company	$57.2	$41.5	$230.1	$89.7
Loss on Sale of Assets	0.2	7.4	1.9	180.1
Charges Associated with Business Combinations and Other Special Charges	7.8	4.5	21.3	19.0
Loss on Modification or Extinguishment of Debt	—	14.4	—	14.4
Tax Impact of Non-recurring Items	(2.2)	2.3	(6.3)	(65.1)
Adjusted Net Income	$63.0	$70.1	$247.0	$238.1

Adjusted Earnings Per Share - Basic	$0.19	$0.21	$0.75	$0.72
Adjusted Earnings Per Share - Diluted	$0.19	$0.21	$0.75	$0.72

Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	17.6%	17.2%	18.1%	16.8%

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	December 31,	December 31,	December 31,
In millions	2015	2014	2013
Net Income Attributable to Graphic Packaging Holding Company	$230.1	$89.7	$146.6
(Subtract) Add:
Net Loss Attributable to Noncontrolling Interests	—	(0.7)	0.1
Income Tax Expense	130.4	45.4	67.4
Equity Income of Unconsolidated Entities	(1.2)	(1.7)	(1.5)
Interest Expense, Net	67.8	80.7	101.9
Depreciation and Amortization	300.9	283.9	314.2
EBITDA	728.0	497.3	628.7
Loss on Sale of Assets, Net	1.9	180.1	(17.9)
Charges Associated with Business Combinations and Other Special Charges	21.3	19.0	32.3
Loss on Modification or Extinguishment of Debt	—	14.4	27.1
Adjusted EBITDA	$751.2	$710.8	$670.2

	December 31,	December 31,	December 31,
Calculation of Net Debt:	2015	2014	2013
Short-Term Debt and Current Portion of Long-Term Debt	$36.6	$32.2	$77.4
Long-Term Debt(a)	1,852.6	1,942.1	2,176.2
Less:
Cash and Cash Equivalents	(54.9)	(81.6)	(52.2)
Total Net Debt	$1,834.3	$1,892.7	$2,201.4

Net Leverage Ratio ( Total Net Debt/Adjusted EBITDA)	2.44	2.66	3.28

(a) excludes the reclassification of unamortized deferred debt issuance costs

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2015
Net Tons Sold (000's)
Paperboard Packaging	681.1	730.8	732.3	696.8

Net Sales ($ Millions):
Paperboard Packaging	$1,008.2	$1,057.1	$1,070.0	$1,024.9

Income from Operations ($ Millions):
Paperboard Packaging	$105.3	$110.2	$110.0	$101.6

2014
Net Tons Sold (000's)
Paperboard Packaging	624.2	654.4	679.4	666.1
Flexible Packaging	**	**	**	**

Net Sales ($ Millions):
Paperboard Packaging	$964.7	$1,009.0	$1,050.0	$1,001.1
Flexible Packaging	108.0	107.7	—	—
Total	$1,072.7	$1,116.7	$1,050.0	$1,001.1

Income (Loss) from Operations ($ Millions):
Paperboard Packaging	$87.0	$119.3	$112.3	$95.3
Flexible Packaging	(7.3)	(172.2)	—	(6.6)
Total	$79.7	$(52.9)	$112.3	$88.7
** Not meaningful